KPMG LLP
Suite 3800
1300 South West Fifth Avenue
Portland, OR 97201

September 1, 2015

Securities and Exchange Commission
Washington D.C. 20549

Ladies and Gentlemen:

We were previously principal accountants for Electro Scientific Industries, Inc. and, under the date of June 26, 2015, we reported on the consolidated financial statements of Electro Scientific Industries, Inc. as of and for the years ended March 28, 2015 and March 29, 2014, and the effectiveness of internal control over financial reporting as of March 28, 2015. On August 27, 2015, we were dismissed. We have read Electro Scientific Industries, Inc.'s statements included under Item 4.01 of its Form 8-K dated September 1, 2015, and we agree with such statements, except that we are not in a position to agree or disagree with Electro Scientific Industries, Inc.'s statement that the change was approved by the audit committee of the board of directors and we are not in a position to agree or disagree with Electro Scientific Industries, Inc.'s statement that Deloitte & Touche LLP was not engaged regarding the application of accounting principles to a specified transaction or the type of audit opinion that might be rendered on Electro Scientific Industries, Inc.'s consolidated financial statements, or the effectiveness of internal control over financial reporting.

Very truly yours,

KPMG LLP is a Delaware limited liability partnership,
the U.S. member firm of KPMG International Cooperative
("KPMG International"), a Swiss entity.